EUROPA USA, LLC

8500 Wilshire Blvd. Suite 700B,
Beverly Hills, CA 90211

1st January 2018
Mr. Amit (Raj) Beri
Via e-mail: raj@europa.net.au

Dear Amit,

This letter follows discussions with Europa USA, LLC, an entity with specialized expertise in the alcohol and beverages business **("EUROPA")** regarding Elegance Spirits, Inc., located at 8500 Wilshire Blvd, suite 700B, Beverly Hills CA 90211 **("Elegance" or the "Company")** and its plans to grow a vertically integrated alcoholic spirits business in the United States **(the "Growth Plans")**.

As a founding shareholder of the Company and with the relevant experience set, EUROPA believes that it is well positioned to assist the Company with its growth goals and will provide the following services to the Company.

1. Mandate Terms

Amit Beri of EUROPA will run the business for the Company, including performing the tasks of:

- Acting as CEO and Managing Director;
- Taking responsibility for all day-to-day management decisions;
- Communicating, on behalf of the company, with shareholders, other shareholders, and the public;
- Leading the development and execution of the company's short- and long-term strategy;
- Creating and implementing the Company's vision and mission;
- Negotiating deals on behalf of the Company;
- Evaluating the work of other executive leaders;
- Maintaining awareness of the competitive landscape, expansion opportunities, markets, industry developments, etc.;
- Ensuring that the company maintains high social responsibility wherever it does business;
- Assessing risks to the company and ensuring they are monitored and minimized; and
- Setting strategic goals and making sure it is measurable or describable.

2. Professional Fees

Shares

The Company will issue to EUROPA 825,000 shares on issue in the Company as at the date of this mandate letter.

Consulting Fees

From time to time, EUROPA may provide invoices for consulting services provided to the Company.

Yours sincerely,

Amit (Raj) Beri

I have read and agree to the above terms for and on behalf of the Company:

Raj Ben
Founder & CEO
Date: 12-Mar-2018

Witness Signature

Witness Name: ELIZABETH CARDILLO

Address: 809, HUNTLEY DR, W.HOLLYWOOD, CA, 90069

Date: 1-Jan-2018